As filed with the Securities and Exchange Commission on July 23, 2013

Registration No. 333-55663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Veramark Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	16-1192368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1565 Jefferson Road

Rochester, NY 14623

(Address, Including Zip Code, of Principal Executive Offices)

1998 Long-Term Incentive Plan

(Full Title of the Plan)

Kevin A. Wood

President and Chief Executive Officer

Veramark Technologies, Inc.

1565 Jefferson Road

Rochester, NY 14623

(585) 381-6000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Mehdi Khodadad

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment No. 1”) is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (File No. 333-55663) (the “Registration Statement”) which was filed on June 1, 1998 to register 2,500,000 shares of the common stock, par value $0.10 per share (the “Common Stock”), of Veramark Technologies, Inc. (“Veramark”), issuable under the 1998 Long-Term Incentive Plan.

On July 22, 2013, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 11, 2013 (the “Merger Agreement”), by and among Hubspoke Holdings, Inc., a Delaware corporation (“Hubspoke”), TEM Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Hubspoke (“Merger Sub”), and Veramark, Merger Sub merged with and into Veramark (the “Merger”), with Veramark surviving the Merger as a wholly-owned subsidiary of Hubspoke. Pursuant to the Merger, each outstanding share of Common Stock (other than shares held by Hubspoke, Merger Sub or Veramark (as treasury stock or otherwise) or any of their respective wholly owned subsidiaries, which shares were automatically cancelled and retired and ceased to exist, and no consideration was delivered therefor, or shares held by stockholders of Veramark who properly demanded appraisal rights in connection with the Merger) was converted into the right to receive $1.18 in cash per share, without interest, less any applicable withholding taxes.

As a result of the Merger, Veramark has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. Effective upon the filing of this Post-Effective Amendment No. 1, Veramark hereby removes from registration all of the securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on July 23, 2013.

VERAMARK TECHNOLOGIES, INC.

By:	/s/ Kevin A. Wood

Name:	Kevin A. Wood
Title:	President and Chief Executive Officer